UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

216 16th Street, Suite #1350
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 893-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 30, 2015, the Board of Directors of Lilis Energy, Inc. (the "Company") approved the amended and restated employment agreement of Mr. Abraham Mirman, Chief Executive Officer of the Company, to modify Mr. Mirman’s compensation (the “Agreement”). The Agreement with Mr. Mirman, provides for a three-year term and an annual salary of $350,000. Additionally, as of the effective date of the Agreement (the “Effective Date”), Mr. Mirman was (i) granted 100,000 restricted shares of the Company’s common stock; (ii) paid a cash signing bonus of $100,000; and (iii) granted an incentive stock option to purchase up to 2,000,000 shares of the Company’s common stock, which option vests in equal installments as of the Effective Date through the second anniversary of the Effective Date. Mr. Mirman will also receive a cash incentive bonus if certain production thresholds are achieved by the Company. In addition, the Agreement provides for the payment of severance to Mr. Mirman in connection with termination of his employment in certain circumstances, including termination by the Company without “cause” or upon Mr. Mirman’s resignation for “good reason,” in each case subject to Mr. Mirman’s execution, non-revocation and delivery of a release agreement.

In connection with the execution of the Agreement, any and all rights to shares or options of the Company granted to Mr. Mirman prior to the execution of the Agreement that were unpaid or unvested as of the Effective Date, were deemed cancelled and forfeited by the Executive.

The foregoing summary of the material terms of the Employment Agreement is qualified by reference to the full Employment Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between the Company and Abraham Mirman, dated March 30, 2015.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2015	LILIS ENERGY, INC.

	By:	/s/ Kevin Nanke
Chief Financial Officer

3